                                                                    EXHIBIT 99.1

MEDAREX          .......news release
------------------------------------
  707 State Road, Ste. 206 . Princeton, NJ 08540-1437 . Tel. (609) 430-2880 .
Fax (609) 430-2850 . www.medarex.com

            Medarex Files Registration Statement for Public Offering

Princeton, N.J. Jan. 28, 2000 -- Medarex, Inc. (NASDAQ: MEDX) today announced that it has filed a registration statement with the U.S. Securities and Exchange Commission for a public offering of 1.75 million shares of Common Stock. Following the offering, the Company will have approximately 34.2 million shares of Common Stock outstanding, assuming no exercise of the underwriters 262,500 share over-allotment option. The offering is being underwritten by Morgan Stanley Dean Witter, Chase H&Q, Dain Rauscher Wessels, and Warburg Dillon Read LLC.

Medarex, Inc., headquartered in Princeton, is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight life-threatening and debilitating diseases.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale could be unlawful prior to registration or qualification under the securities laws of any such state.

Except for the historical information contained herein, the matters discussed in this news release may include forward-looking statements. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company's business, including, without limitation, risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company's products, the impact of competitive products and pricing, and the Company's ability to obtain additional financing to support its operations. The Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.